UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 26, 2009

AXT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24085	94-3031310
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

4281 Technology Drive

Fremont, California 94538
(Address of principal executive offices)

510) 683-5900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On October 29, 2009, AXT, Inc., a Delaware corporation (the “Company”), announced three executive promotions, effective October 26, 2009.

Raymond A. Low, formerly AXT’s vice president, corporate controller and acting chief financial officer, has been appointed vice president and chief financial officer.

Davis Zhang, formerly AXT’s president of joint venture operations, has been appointed president of AXT China Operations, with responsibility for managing and developing AXT’s joint venture operations, as well as assisting chief executive officer, Dr. Morris Young, with the management of AXT’s manufacturing facilities in China.

Robert G. Ochrym, formerly AXT’s vice president of business development, has been appointed vice president of business development, strategic sales and marketing.  His responsibilities include sales for the North American East Coast, as well as for Europe, continuing to work closely with John J. Cerilli, vice president of global sales and marketing, to maximize customer support around the world.  He will also be responsible for developing sales and marketing strategies, major sale contract negotiations, major market identification and other strategic sales and marketing functions.

Davis Zhang co-founded AXT in 1986. He was formerly AXT’s president of joint venture operations.  From 1999 to 2003, Zhang was president of AXT’s substrate division and prior to that, held senior level positions in production.  Zhang studied mechanical engineering at Communication University, Beijing, China.

Robert G. Ochrym joined AXT as Vice President, Business Development in June 2005. Prior to AXT from 2003 to May 2005, Ochrym was national sales manager at Aixtron, Inc., where he was responsible for North American sales and marketing functions. From 1973 to 2003, Mr. Ochrym held various positions in sales and marketing, business development and product management at Uniroyal Optoelectronics, Northrop Grumman and Rhone-Poulenc, and had extensive involvement with rare earths and gallium businesses. He has a B.A. degree in Biology from Le Moyne College in Syracuse, New York.

Raymond A. Low, formerly AXT’s acting chief financial officer, joined the company as corporate controller in February 2005 and was promoted to vice president, corporate controller in July 2006. From June 2004 to February 2005, Low was an independent consultant on a Sarbanes Oxley assignment. From May 2002 to June 2004, he was corporate controller of Therasense, Inc. (now Abbott Laboratories), a publicly traded manufacturer of blood glucose monitors. From April 2000 to May 2002, Low was corporate controller of RStar Networks Inc, a publicly traded internet service provider. From April 1998 to April 2000, he was director of accounting for AT&T. Low spent three years in public accounting with BDO Seidman in San Francisco, and three years in public accounting with Deloitte & Touche in South Africa. He is a California certified public accountant, and a member of the California Society of CPAs. Low is a past member of the chartered institute of management accountants in the United Kingdom. He has an M.B.A. degree from Chadwick University, Alabama, a Bachelor of Accounting Science Honors degree from the University of South Africa, and a Bachelor of Commerce degree from Rhodes University, South Africa.

In connection with such promotions, Mr. Low’s base salary has been increased to $240,000 per annum, with a target bonus of 42% of base salary; Mr. Zhang’s base salary has been increased to $260,000 per annum, with a target bonus of 42% of base salary, and Mr. Ochrym’s base salary has been increased to $230,000 per annum, with a target bonus remaining unchanged at 53% of base salary.  In addition, Mr. Low has been granted an option to purchase 100,000 shares of the Company’s common stock, Mr. Zhang has been granted an option to purchase 200,000 shares of the Company’s common stock, and Mr. Ochrym has been granted an option to purchase 50,000 shares of the Company’s common stock, each at an exercise price of $2.04 per share.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

99.1                           Press release dated October 29, 2009 announcing promotion of three executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 29, 2009

AXT, INC.

	By:	/S/ RAYMOND A. LOW
Raymond A. Low
Chief Financial Officer